Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: April 25, 2017
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2017 THIRD QUARTER RESULTS
PITTSBURGH, (April 25, 2017) – Kennametal Inc. (NYSE: KMT) today reported results for its fiscal 2017 third quarter ended March 31, 2017, with earnings per diluted share (EPS) of $0.48, compared with the prior year quarter earnings per diluted share of $0.20. Adjusted EPS were $0.60 in the current quarter compared with adjusted EPS of $0.37 in the prior year quarter. Operating margin was 11.0 percent compared to 5.5 percent in the same quarter last year, while adjusted operating margin was 12.8 percent in the current period and 7.8 percent in the prior year period.
The current period reported results included restructuring and related charges of $0.12 per share. The prior year quarter reported results included restructuring and related charges of $0.18 per share, a net gain on divestiture of $0.03 per share and a tax impact of $0.02 per share related to prior year second quarter asset impairment charges.
“This quarter’s results exceeded our expectations by almost every metric,” commented Ron De Feo, Kennametal President and CEO. “Simply stated, revenue grew and costs declined, reflecting continuing progress with the work we began nine months ago. Revenue grew 6 percent, of which 5 percent was organic growth, and every region grew. The Widia segment posted quarterly profit for the first time with an adjusted operating margin of 2.3 percent. The Industrial and Infrastructure segments posted adjusted operating margins of 15.1 percent and 12.3 percent, respectively. These are strong numbers, and we are pleased to see the improvements in both sales and margins this quarter.”
De Feo continued, “Very little of this progress reflects the structural benefits from the modernization and End-to-End initiatives that we have planned, nor the benefits from the ongoing product and process simplification initiatives. The results of those programs will accrue to the Company over the next two to three years. This is a time of real change at Kennametal and we are excited to continue the work of improving the Company.”
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the Company’s report on Form 8-K, to which this news release is attached.

Fiscal 2017 Third Quarter Key Developments

•
Sales were $529 million, compared with $498 million in the same quarter last year. Sales increased by 6 percent, driven by 5 percent organic growth and a 2 percent increase due to more business days, partially offset by a 1 percent unfavorable currency exchange impact.

•
Pre-tax restructuring and related charges were $10 million, or $0.12 per share, and pre-tax benefits were approximately $30 million, or $0.32 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $14 million, or $0.18 per share, and pre-tax benefits were approximately $10 million, or $0.11 per share.

•
Operating income was $58 million, compared to $27 million in the same quarter last year. Adjusted operating income was $68 million, compared to $39 million in the prior year quarter. The increase in adjusted operating income reflects incremental restructuring benefits, organic sales growth, higher absorption and productivity and favorable mix, partially offset by higher performance-based compensation and the negative effects of higher raw material costs. Adjusted operating margin was 12.8 percent in the current period and 7.8 percent in the prior year period.

•
The reported effective tax rate (ETR) was 19.0 percent and the adjusted ETR was 15.3 percent. The difference between reported and adjusted ETRs is attributable to restructuring and related charges. For the third quarter of fiscal 2016, the reported ETR was 24.7 percent and the adjusted ETR was 9.9 percent. The increase in the adjusted effective tax rate was driven primarily by a favorable impact in the prior year quarter related to a U.S. provision to return adjustment that did not repeat in the current year, partially offset by earnings in the U.S. that cannot be tax affected in the current year due to a full valuation allowance on our domestic deferred tax assets.

•	EPS were $0.48, compared with $0.20 in the prior year quarter. Adjusted EPS were $0.60 in the current quarter and $0.37 in the prior year quarter.

•
Year-to-date free operating cash flow was negative $10 million compared to positive $67 million in the same period last year. The decrease in free operating cash flow was primarily attributable to an increase in primary working capital, higher restructuring payments and capital expenditures, partially offset by higher cash earnings and lower tax and pension payments.

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) were $82 million, compared with $56 million in the prior year quarter. Adjusted EBITDA were $91 million in the current quarter and $67 million in the prior year quarter.

Segment Developments for the Fiscal 2017 Third Quarter

•
Industrial segment sales of $289 million increased 6 percent from $274 million in the prior year quarter, reflecting organic growth of 5 percent and a 3 percent increase due to more business days, partially offset by 2 percent unfavorable currency exchange. Excluding the impact of currency exchange, sales increased approximately 18 percent in energy, 9 percent in general engineering, 6 percent in aerospace and defense and 3 percent in transportation. General engineering sales benefited from growth in the indirect channel, due in part to the strengthening of oil and gas in the U.S. and growth in the China automotive market. Oil and gas in the Americas likewise contributed to overall growth in energy, coupled with increases in power generation globally. Transportation experienced growth in Asia with tiered suppliers and truck OEMs which was tempered slightly by lower project sales in the Americas. Conditions continue to be favorable in the aerospace sector, with engine growth being supplemented by increasing demand related to frames. On a segment regional basis excluding the impact of currency exchange, sales increased 17 percent in Asia, 6 percent in Europe and 4 percent in the Americas.

•
Industrial segment operating income was $39 million compared to $26 million in the prior year. Adjusted operating income was $44 million compared to $31 million in the prior year quarter, driven primarily by incremental restructuring benefits, organic sales growth and higher absorption and productivity, partially offset by higher performance-based compensation and unfavorable mix. Industrial adjusted operating margin was 15.1 percent compared with 11.2 percent in the prior year.

•
Widia segment sales of $46 million increased 10 percent from $42 million in the prior year quarter, driven by organic growth of 9 percent and a 1 percent increase due to more business days. On a segment regional basis excluding the impact of currency exchange, sales increased 14 percent in Asia, 11 percent in the Americas and 3 percent in Europe.

•
Widia segment operating income was $1 million compared to a loss of $2 million in the prior year. Adjusted operating income was $1 million compared to adjusted operating loss of less than $1 million in the prior year quarter, primarily driven by organic growth and incremental restructuring benefits. Widia adjusted operating income margin was 2.3 percent compared with adjusted operating loss margin of 1.0 percent in the prior year.

•
Infrastructure segment sales of $193 million increased 6 percent from $181 million in the prior year quarter, driven by organic growth of 4 percent and a 2 percent increase due to more business days. Excluding the impact of currency exchange, sales increased by approximately 22 percent in energy, 3 percent in earthworks and 1 percent in general engineering. Key energy markets, particularly in North America, showed strong growth during the quarter with average quarterly land U.S. rig counts up 37 percent year-over-year. On a segment regional basis excluding the impact of currency exchange, sales increased 12 percent in Asia and 6 percent in the Americas, while Europe remained flat.

•
Infrastructure segment operating income was $20 million compared to $4 million in the same quarter of the prior year. Adjusted operating income was $24 million compared to $10 million in the prior year quarter. The change in adjusted operating results was primarily due to incremental restructuring benefits, higher absorption and productivity and favorable mix, partially offset by higher raw material costs. Infrastructure adjusted operating income margin was 12.3 percent compared with 5.2 percent in the prior year.

Fiscal 2017 Year-to-Date Key Developments

•
Sales were $1,493 million, compared to $1,577 million in the same period last year. Sales decreased by 5 percent, driven by divestiture impact of 5 percent and 1 percent unfavorable currency exchange impact, partially offset by 1 percent organic growth.

•
Operating income was $73 million, compared to operating loss of $200 million in the same period last year. Adjusted operating income was $126 million in the current period, compared to $79 million in the prior year. Adjusted operating income increased due to incremental restructuring benefits, better absorption and productivity and lower raw material costs, partially offset by unfavorable mix and higher employment-related costs. Adjusted operating margin was 8.4 percent, compared to 5.3 percent in the prior year.

•
EPS was $0.30 in the current year period, compared with loss per diluted share (LPS) of $2.00 the prior year period. Adjusted EPS were $0.95 in the current year period and $0.68 in the prior year period.

Restructuring Programs

Restructuring programs are currently expected to produce combined annual ongoing pre-tax permanent savings of $165-$180 million. In total, pre-tax charges for these initiatives are expected to be approximately $165-$195 million.

Restructuring and related charges and savings (pre-tax)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Expected Completion Date
Headcount reduction initiatives	$60M-$70M	$5M	$42M	$90M	$13M	12/31/2017
Other	$105M-$125M	$5M	$83M	$75M-$90M	$17M	12/31/2018
Total	$165M-$195M	$10M	$125M	$165M-$180M	$30M

Outlook

The Company now expects consolidated adjusted EPS for the full fiscal year to be in the range of $1.50 and $1.60 per share, an increase from previous outlook of $1.20 to $1.50 per share. The improvement is driven primarily by expectations of sales being at or near the higher end of the most recent announced guidance for fiscal 2017. The Company now expects free operating cash flow to be in the range of $60 to $80 million, a decrease from the previous outlook of $90 to $110 million. This decrease is due primarily to our expectation that more working capital will be required to meet higher demand trends in most of our end markets.

Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable May 31, 2017 to shareholders of record as of the close of business on May 16, 2017.
The company will discuss its fiscal 2017 third quarter results in a live webcast at 8:30 a.m. Eastern Time, Wednesday, April 26, 2017. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through May 26, 2017.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2017 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2016. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Sales	$528,630	$497,837	$1,493,343	$1,577,212
Cost of goods sold	342,365	340,484	1,015,926	1,127,828
Gross profit	186,265	157,353	477,417	449,384
Operating expense	116,939	121,004	347,808	373,827
Restructuring and asset impairment charges	7,169	7,142	44,230	128,498
Loss on divestiture	—	(2,557)	—	130,750
Amortization of intangibles	4,245	4,429	12,665	16,315
Operating income (loss)	57,912	27,335	72,714	(200,006)
Interest expense	7,331	7,113	21,475	20,895
Other expense (income), net	1,626	(1,938)	2,470	(1,582)
Income (loss) before income taxes	48,955	22,160	48,769	(219,319)
Provision (benefit) for income taxes	9,301	5,465	22,401	(61,499)
Net income (loss)	39,654	16,695	26,368	(157,820)
Less: Net income attributable to noncontrolling interests	764	695	1,873	1,634
Net income (loss) attributable to Kennametal	$38,890	$16,000	$24,495	$(159,454)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.48	$0.20	$0.31	$(2.00)
Diluted earnings (loss) per share	$0.48	$0.20	$0.30	$(2.00)
Dividends per share	$0.20	$0.20	$0.60	$0.60
Basic weighted average shares outstanding	80,398	79,871	80,219	79,814
Diluted weighted average shares outstanding	81,381	80,224	80,965	79,814

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2017	June 30, 2016
ASSETS
Cash and cash equivalents	$100,817	$161,579
Accounts receivable, net	376,956	370,916
Inventories	490,212	458,830
Other current assets	75,061	84,016
Total current assets	1,043,046	1,075,341
Property, plant and equipment, net	728,775	730,640
Goodwill and other intangible assets, net	487,384	505,695
Other assets	75,534	51,107
Total assets	$2,334,739	$2,362,783
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,591	$1,895
Accounts payable	190,841	182,039
Other current liabilities	234,367	243,341
Total current liabilities	426,799	427,275
Long-term debt and capital leases	694,631	693,548
Other liabilities	233,738	246,159
Total liabilities	1,355,168	1,366,982
KENNAMETAL SHAREHOLDERS’ EQUITY	945,962	964,323
NONCONTROLLING INTERESTS	33,609	31,478
Total liabilities and equity	$2,334,739	$2,362,783

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2017	2016	2017	2016
Outside Sales:
Industrial (1)	$289,455	$274,123	$825,990	$812,892
Widia (1)	46,297	42,249	130,186	127,696
Infrastructure	192,878	181,465	537,167	636,624
Total outside sales	$528,630	$497,837	$1,493,343	$1,577,212
Sales By Geographic Region:
North America	$245,558	$232,183	$684,448	$718,979
Western Europe	128,675	130,914	367,004	432,477
Rest of World	154,397	134,740	441,891	425,756
Total sales by geographic region	$528,630	$497,837	$1,493,343	$1,577,212
Operating Income (Loss):
Industrial (1)	$38,535	$26,371	$62,138	$59,855
Widia (1)	606	(1,679)	(7,797)	(8,053)
Infrastructure	19,770	3,748	22,457	(242,417)
Corporate (2)	(999)	(1,105)	(4,084)	(9,391)
Total operating income (loss)	$57,912	$27,335	$72,714	$(200,006)
(1)  Amounts for the three and nine months ended March 31, 2016 have been restated to reflect the change in reportable operating segments
(2)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: sales; gross profit and margin; operating expense; operating expense as a percentage of sales; operating income (loss) and margin; net income (loss); diluted EPS (LPS); effective tax rate; Industrial sales, operating income and margin; Widia sales, operating income (loss) and margin; Infrastructure sales, operating income and margin; free operating cash flow and E(L)BITDA and margin (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(3)	Diluted EPS
Reported results	$528,630	$186,265	$116,939	$57,912	19.0%	$38,890	$0.48
Reported margins		35.2%	22.1%	11.0%
Restructuring and related charges	—	1,644	(809)	9,623	(3.7)	9,961	0.12
Adjusted results	$528,630	$187,909	$116,130	$67,535	15.3%	$48,851	$0.60
Adjusted margins		35.5%	22.0%	12.8%
(3) Represents amounts attributable to Kennametal Shareholders.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$289,455	$38,535	$46,297	$606	$192,878	$19,770
Reported operating margin		13.3%		1.3%		10.3%
Restructuring and related charges(4)	—	5,142	—	466	—	3,974
Adjusted results	$289,455	$43,677	$46,297	$1,072	$192,878	$23,744
Adjusted operating margin		15.1%		2.3%		12.3%
(4) Excludes pre-tax restructuring related charges recorded in Corporate of $41.

THREE MONTHS ENDED MARCH 31, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(3)	Diluted EPS
Reported results	$497,837	$157,353	$121,004	$27,335	24.7%	$16,000	$0.20
Reported margins		31.6%	24.3%	5.5%
Restructuring and related charges	—	1,456	(5,400)	13,998	(4.9)	14,242	0.18
Tax effect of prior asset impairment charges	—	—	—	—	(5.8)	1,251	0.02
Loss on divestiture	—	—	—	(2,557)	(4.1)	(1,902)	(0.03)
Adjusted results	$497,837	$158,809	$115,604	$38,776	9.9%	$29,591	$0.37
Adjusted margins		31.9%	23.2%	7.8%

	Industrial (1)		Widia (1)		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating income
Reported results	$274,123	$26,371	$42,249	$(1,679)	$181,465	$3,748
Reported operating margin		9.6%		(4.0)%		2.1%
Restructuring and related charges	—	8,091	—	1,255	—	4,652
Loss on divestiture	—	(3,677)	—	—	—	1,117
Adjusted results	$274,123	$30,785	$42,249	$(424)	$181,465	$9,517
Adjusted operating margin		11.2%		(1.0)%		5.2%

NINE MONTHS ENDED MARCH 31, 2017 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(3)	Diluted EPS
Reported results	$1,493,343	$72,714	$24,495	$0.30
Reported operating margin		4.9%
Restructuring and related charges	—	53,064	51,469	0.63
Australia deferred tax valuation allowance	—	—	1,288	0.02
Adjusted results	$1,493,343	$125,778	$77,252	$0.95
Adjusted operating margin		8.4%

NINE MONTHS ENDED MARCH 31, 2016 (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income(3)	Diluted (LPS) EPS
Reported results	$1,577,212	$(200,006)	$(159,454)	$(2.00)
Reported operating margin		(12.7)%
Restructuring and related charges	—	37,970	31,978	0.42
Goodwill and other intangible asset impairment charges	—	108,456	81,487	1.02
Loss on divestiture and related charges	—	130,750	98,448	1.22
Operations of divested businesses	(82,512)	1,912	1,358	0.02
Adjusted results	$1,494,700	$79,082	$53,817	$0.68
Adjusted operating margin		5.3%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,

(in thousands)	2017	2016	2017	2016
Net cash flow from operating activities	$33,443	$40,870	$80,021	$145,414
Purchases of property, plant and equipment	(23,522)	(22,110)	(94,095)	(83,285)
Proceeds from disposals of property, plant and equipment	343	700	3,852	5,102
Free operating cash flow	$10,264	$19,460	$(10,222)	$67,231

EBITDA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,

(in thousands)	2017	2016	2017	2016
Net income (loss) attributable to Kennametal	$38,890	$16,000	$24,495	$(159,454)
Add back:
Interest expense	7,331	7,113	21,475	20,895
Interest income	(306)	(310)	(759)	(1,112)
Provision (benefit) for income taxes	9,301	5,465	22,401	(61,499)
Depreciation	22,375	22,868	68,369	73,297
Amortization of intangibles	4,245	4,429	12,665	16,315
E(L)BITDA	$81,836	$55,565	$148,646	$(111,558)
Margin	15.5%	11.2%	10.0%	(7.1)%

Adjustments:
Restructuring and related charges	9,623	13,998	53,064	37,970
Goodwill and other intangible asset impairment charges	—	—	—	108,456
Operations of divested businesses	—	—	—	1,912
Loss on divestiture and related charges	—	(2,557)	—	130,750
Adjusted EBITDA	$91,459	$67,006	$201,710	$167,530
Adjusted margin	17.3%	13.5%	13.5%	11.2%